EXHIBIT 10.9

The DIRECTV Group, Inc.

200 North Sepulveda Boulevard

El Segundo, CA 90245

October 8, 2004

Grupo Televisa, S.A.

Avenida Vasco de Quiroga 2000

Edificio A, Cuarto Piso

Colonia Santa Fe Zedec

02120 Mexico, D.F.

Attention: Juan S. Mijares Ortega, General Counsel

Re: Purchase of Certain Liberty Interests

Dear Sirs:

This letter confirms our understanding and agreement in respect of the Liberty Media Latin America Purchase Agreement, dated as of October 8, 2004 (the “Purchase Agreement”), by and between Liberty Media International, Inc., a Delaware corporation (“Liberty”), and The DIRECTV Group, Inc., a Delaware corporation (“DIRECTV”). A copy of the Purchase Agreement has been provided to Televisa separate from this letter agreement.

The Purchase Agreement provides, inter alia, for the purchase by DIRECTV or its designee(s), and the sale by Liberty and certain of its affiliates, of Liberty’s indirect interests in certain Latin American partnerships and joint ventures engaged in the business of developing and distributing television, audio and related entertainment programming services through direct-to-home satellite transmission, including Innova Holdings, S. de R.L. de C.V., a Mexico limited liability company with variable capital (“Innova Holdings”), and Innova, S. de R.L. de C.V., a Mexico limited liability company with variable capital (“Innova” and, together with Innova Holdings, the “Innova Businesses”).

Televisa has indicated its desire to purchase 2/3rds of Liberty’s indirect interests in each of the Innova Businesses, on the terms and conditions set forth in the Purchase Agreement.

This letter confirms our agreement that upon the consummation of DIRECTV’s acquisition of Liberty’s indirect interests in the Innova Businesses, Televisa may purchase 2/3rds of such interest in consideration for payment of 2/3rds of the purchase price and otherwise on the terms and conditions set forth in the Purchase Agreement (including the benefit of any representations, warranties and covenants made by Liberty and its affiliates with respect to such interests). DIRECTV and Televisa shall cooperate in good faith at the time of the closing to agree on the manner in which the transaction contemplated in this letter will be carried out to their mutual satisfaction and to enter into mutually agreed upon documentation to effect the foregoing.

Please confirm that the foregoing accurately reflects your understanding of our agreement with respect to these matters by executing this letter where indicated below.

Very truly yours,

The DIRECTV Group, Inc.

By:	/s/ Bruce B. Churchill
Name:	Bruce B. Churchill
Title:	Executive Vice President & Chief Financial Officer

Acknowledged and Agreed.

Grupo Televisa, S.A.

By:	/s/ Juan Mijares and Azucena Dominguez
Name:	Juan Mijares and Azucena Dominguez
Title:	Attorneys-in-Fact